SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VERILINK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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11551 E. Arapahoe Road, Suite 150
Centennial, Colorado 80112-3833

November 4, 2005

Dear Stockholder:

          You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Verilink Corporation (the “Company”) to be held at the Company’s office at 11551 E. Arapahoe Road, Suite 150, Centennial, Colorado 80012 on Wednesday, November 30, 2005, at 9:00 a.m. local time. I sincerely hope that you will be able to attend the meeting and I look forward to seeing you.

          The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. Please take this opportunity to become involved in the affairs of the Company. We hope that you will take time to consider each matter.

          We are including with this Proxy Statement a copy of the Company’s Annual Report on Form 10-K. It contains information on the Company’s operations, markets, products and services as well as the Company’s audited financial statements.

          Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy in the envelope provided. Returning the proxy does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely,

Howard Oringer
Chairman of the Board

VERILINK CORPORATION
11551 E. Arapahoe Road, Suite 150
Centennial, Colorado 80112-3833

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held November 30, 2005

          The Annual Meeting of Stockholders (the “Annual Meeting”) of Verilink Corporation (the “Company”), will be held at the Company’s office at 11551 E. Arapahoe Road, Suite 150, Centennial, Colorado 80012 on Wednesday, November 30, 2005, at 9:00 a.m. local time, for the following purposes:

1.	To elect two (2) Class III directors to hold office until the 2008 Annual Meeting of Stockholders or until his successor has been duly elected or appointed;

2.	To ratify the selection of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2006;

3.	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 40,000,000 to 60,000,000 shares.

4.

To approve the potential issuance of shares of common stock (i) upon the conversion of convertible notes and the exercise of warrants issued and issuable pursuant to a private financing completed in March 2005 and (ii) in satisfaction of certain principal and interest payment obligations under such convertible notes.

5.

To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

          The foregoing matters are described in more detail in the enclosed Proxy Statement, which is attached and made a part hereof.

          The Board of Directors has fixed the close of business on October 3, 2005 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors,

Leigh S. Belden
President, Chief Executive Officer and Director

Centennial, Colorado
November 4, 2005

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE TO ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

MAILED TO STOCKHOLDERS ON OR ABOUT NOVEMBER 7, 2005

VERILINK CORPORATION
11551 E. Arapahoe Road, Suite 150
Centennial, Colorado 80112-3833

PROXY STATEMENT

General Information

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Verilink Corporation, a Delaware corporation (the “Company”), of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders to be held on Wednesday, November 30, 2005, at 9:00 a.m. local time, at the Company’s office at 11551 E. Arapahoe Road, Suite 150, Centennial, Colorado 80112 and any adjournment or postponement thereof (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the Annual Meeting.

Revocability of Proxies

          Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

          The solicitation of proxies will be conducted by mail and the Company will bear all associated costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. In addition, the Company has engaged InvestorCom, Inc. to assist in the solicitation of proxies for the Annual Meeting for a fee of $3,500, plus out-of-pocket expenses.

          If you have any questions about how to submit your proxy, you should contact InvestorCom, Inc.:

InvestorCom, Inc.

110 Wall Street
New York, New York 10005
Banks and Brokers call (212) 668-0800
Stockholders call toll free (800) 503-3375

          The close of business on October 3, 2005 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 25,169,250 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or 12,584,626, of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one (1) vote on all matters, except that stockholders have cumulative voting rights with respect to the election of directors.

          An outside firm will tabulate votes cast by proxy at the Annual Meeting, and an employee of the Company will tabulate votes cast in person at the Annual Meeting. “FOR” and “AGAINST” votes, abstentions and broker non-votes will be separately counted. “Broker non-votes” occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which is does have discretionary authority or for which it has received instructions). Broker non-votes and abstentions will be counted towards the quorum requirement but will have no effect on the outcome of the vote on Proposal Nos. 1 and 2. Broker non-votes and abstentions will have the same effect as an “AGAINST” vote on Proposal No. 3. Broker non-votes will have no effect on the outcome of the vote on Proposal No. 4, but abstentions will have the same effect as an “AGAINST” vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s Common Stock as of October 3, 2005 by (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company’s Common Stock, (b) each director and nominee for director of the Company, (c) each Named Executive Officer in the Summary Compensation Table below (see “Executive Compensation”), and (d) all directors and current executive officers who beneficially own shares, as a group.

Name of Beneficial Owner	Number of Shares Owned	Options Exercisable Within 60 Days (1)	Total Beneficial Ownership	Percentages of Shares Beneficially Owned (2)

Leigh S. Belden (3)	1,119,061	1,309,709	2,428,770	9.17%
Zhone Technologies, Inc. (4)	2,000,000	—	2,000,000	7.95%
Steven C. Taylor (5)	811,607	168,209	979,816	3.87%
Howard Oringer	175,834	103,332	279,166	1.10%
John E. Major	18,334	171,332	189,666	*
John A. McGuire	81,667	165,832	247,499	*
Desmond P. Wilson III	832	30,830	31,662	*
Sarabjit Gosal	—	73,083	73,083	*
Thi Nguyen	—	138,750	138,750	*
David W. Shackelford	—	143,541	143,541	*
C. W. Smith	12,050	101,400	113,450	*
Directors and current executive officers as a group (11 persons)	2,244,385	2,606,018	4,850,403	17.46%

* Less than 1%

(1)

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are exercisable and exercisable within 60 days of October 3, 2005 are deemed outstanding for the purposes of computing the percentage ownership of any other person. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Verilink Corporation, 11551 E. Arapahoe Road, Centennial, Colorado.

(2)	Percentage beneficially owned is based on 25,169,250 shares of Common Stock outstanding as of October 3, 2005.

(3)

Includes (a) 498,011 shares owned by Leigh S. Belden, individually, and by Leigh S. Belden & Deborah Tinker Belden, or their successors, Trustees U/A Dated 12/09/88; (b) 1,050 shares owned by Baytech Associates, a California general partnership in which Mr. Belden has a 50% general partner interest; and (c) 620,000 shares owned by Beltech, Inc., a Nevada corporation of which Mr. Belden is a Director and President and the Leigh S. Belden and Deborah Tinker Belden Trust U/A Dated 12/09/88 is the sole shareholder. Excludes 559,656 shares held in trust with an independent trustee for the benefit of Mr. Belden’s children. Mr. Belden does not have voting or dispositive power with respect to such shares.

(4)	The address for Zhone Technologies, Inc. is 7001 Oakport Street, Oakland, CA 94621.

(5)

Includes (a) 810,557 shares owned by Steven C. Taylor, individually and (b) 1,050 shares owned by Baytech Associates, a California general partnership interest in which Mr. Taylor has a 50% general partner interest.

EQUITY COMPENSATION PLAN INFORMATION

          The following table sets forth certain information as of July 1, 2005, about shares of Common Stock outstanding and available for issuance under the Company’s equity compensation plans.

Plan Category	Number of Securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available under equity compensation plans (excluding securities reflected in the first column)

Equity compensation plans approved by stockholders	5,288,988	$2.99	1,484,964
Equity compensation plans not approved by stockholders	314,266	2.77	185,734

Total	5,603,254	$2.98	1,670,698

          In connection with the Company’s acquisition of XEL Communications, Inc. (“XEL”) in February 2004, the Company issued 187,826 shares of Common Stock and 150,260 shares of restricted Common Stock, and paid a total of $350,000 in cash bonuses immediately following closing to certain key employees of XEL. These awards were approved by the Company’s Compensation Committee. The restricted Common Stock vests one-third a year beginning on the first anniversary of the employee’s employment with the Company and will be fully vested if the employee is terminated without cause. On February 17, 2005, the Company’s Compensation Committee accelerated the vesting of all the unvested restricted stock as of that date. These equity awards were not made under a plan approved by the Company’s stockholders.

          On July 28, 2004, upon the completion of the merger with Larscom Incorporated (“Larscom”), each outstanding option to purchase Larscom common stock was converted into an option to purchase the Company’s Common Stock and adjusted to reflect the exchange ratio in the merger. A total of 669,288 shares of the Company’s Common Stock were reserved for issuance upon the exercise of assumed Larscom stock options. As of July 1, 2005, options to purchase 508,049 shares of the Company’s Common Stock assumed in the Larscom acquisition were outstanding and included in the table above as part of the 5,288,988 shares of the Company’s Common Stock subject to equity compensation plans approved by stockholders. No additional equity awards will be granted under the equity compensation plans of Larscom.

          A total of 500,000 shares of the Company’s Common Stock are reserved for issuance under the 2004 New Hire Stock Incentive Plan (the “New Hire Plan”) to eligible newly hired employees, officers, directors and other service providers upon the exercise of equity based incentives, including nonqualified stock options, stock appreciation rights, stock awards and other stock incentives. The number of shares of the Company’s Common Stock reserved will be reduced only by the number of shares actually issued to participants in the New Hire Plan. The New Hire Plan was adopted by the Company’s Board of Directors on December 6, 2004. The term and exercise price for options granted under the New Hire Plan are determined by the administrative committee on the date of grant. Options granted under the New Hire Plan to employees typically provide for the immediate exercise of the option with a four-year vesting period, provided that the optionee remains continuously employed by the Company. Upon cessation of employment for any reason, the Company has the option to repurchase all unvested shares of Common Stock issued upon exercise of an option at a repurchase price equal to the exercise price of such shares. As of July 1, 2005, options to purchase 314,266 shares of the Company’s Common Stock have been issued under the New Hire Plan, which was not approved by stockholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than ten percent of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and Nasdaq. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

          Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during fiscal 2005, all Reporting Persons complied with all applicable filing requirements except that an option granted to S. Todd Westbrook on October 11, 2004 to purchase 50,000 shares of Common Stock was overlooked and not reported on a Form 4 until February 22, 2005 instead of being included on the Form 4 filed on October 13, 2004.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

          The Company’s Certificate of Incorporation divides the Company’s Board of Directors into three classes designated Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms. The Board is currently composed of two (2) Class I directors (John E. Major and Desmond P. Wilson III), two (2) Class II directors (Howard Oringer and John A. McGuire), and two (2) Class III directors (Leigh S. Belden and Steven C. Taylor), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2006, 2007 and 2005, respectively. The total number of currently authorized directors has been fixed at six (6).

          At the Annual Meeting, the stockholders will elect two (2) Class III directors to serve a three (3) year term until the 2008 Annual Meeting of Stockholders or until their respective successors are elected or appointed and qualified or until the directors’ earlier resignation or removal. In the event either or the nominees is unable or unwilling to serve as a nominee, the proxies may be voted for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy. The Board of Directors has no reason to believe that the person named will be unable or unwilling to serve as a nominee or as a director if elected.

          In voting for directors for each class, each stockholder is entitled to cast that number of votes equal to the number of shares of Common Stock held by such stockholder multiplied by the number of directors to be elected to that certain class of directors, and each stockholder may cumulate and cast all such votes for a single director nominated to such class, or may distribute such votes among the number of directors to be elected to such class as such stockholder sees fit. Votes may be cumulated only for directors to be elected within each class. The candidates for each class of directors receiving the highest number of affirmative votes will be elected to such class, up to the number of directors to be elected to that class. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote for any or all of the nominees for that certain class of directors as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for such class for whom authority to vote has not been withheld.

          Unless marked otherwise, proxies received will be voted FOR the election of the nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

          Certain information about Leigh S. Belden and Steven C. Taylor, the Class III director nominees, is furnished below.

          Mr. Belden co-founded the Company and served as its President and Chief Executive Officer since he re-joined the Company in January 2002, and from its inception in December 1982 until his prior retirement from this position in March 1999. Mr. Belden has served as a Director since its inception in December 1982. From 1980 to 1982, Mr. Belden was Vice President of Marketing for Cushman Electronics, Inc., a manufacturer of telephone central office and two-way radio test equipment. Previously, he held various international and domestic sales and marketing management positions for California Microwave, Inc. Mr. Belden received a B.S. in Electrical Engineering from the University of California at Berkeley and an M.B.A. from Santa Clara University.

          Mr. Taylor co-founded the Company and served as its Chief Technical Officer since the Company’s inception in December 1982 until his retirement from that position in April 1999. In addition, Mr. Taylor served as Chairman of the Board of Directors from the Company’s inception until January 1996, at which time he became the Vice Chairman of the Board of Directors. Previously, Mr. Taylor served as Chief Engineer of Digital Products for Culbertson Industries and California Microwave. In 1980, Mr. Taylor formed Telecommunications Consultants, Inc., a consulting firm engaged in the design and support of digital and analog communications equipment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES NAMED ABOVE.

The Board of Directors and Committees

Name	Age	Principal Occupation	Director Since

Leigh S. Belden	55	President, Chief Executive Officer, and Director	1982
Howard Oringer (1)(2)	63	Managing Director of Communications Capital Group	1987
Steven C. Taylor	59	Vice Chairman of the Board	1982
John A. McGuire (1)(2)	70	Director	1998
John E. Major (2)	59	Director and management consultant	1999
Desmond P. Wilson III (1)	41	Director and management consultant	2004

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.

          Mr. Major is President of MTSG, which provides consulting, management and governance services in the telecom space, and he is also Chief Executive Officer of Apacheta, a company that provides software solutions for business. Prior to these Mr. Major was the CEO of Novatel Wireless, Inc. from July 2002 through January 2003. Prior to joining Novatel Wireless, Mr. Major served as President and CEO of Wireless Knowledge, Inc., a joint venture between Microsoft Corporation and QUALCOMM Inc. Mr. Major also served as Corporate Executive Vice President of QUALCOMM Inc. and President of its Wireless Infrastructure Division. Prior to that, Mr. Major held several executive leadership positions at Motorola, including serving as corporate Chief Technology Officer, from 1977 until joining QUALCOMM in 1997. Mr. Major received a B.S. in Mechanical and Aerospace Engineering from the University of Rochester, and a M.S. in Mechanical Engineering from the University of Illinois. He also holds an M.B.A. with distinction from Northwestern University and a J.D. from Loyola University. Mr. Major received an honorary doctorate from Westminster College in 1995. Mr. Major currently serves on the board of directors for three other publicly traded companies: Broadcom, Littelfuse Inc. and Lennox International Inc. He has nine U.S. patents.

          Mr. McGuire became a Director of the Company in July 1998. Mr. McGuire retired in 2000 as the Chairman and Chief Executive Officer of Ellipsys Technology, Inc., a telecommunications company. From 1994 to 1996, Mr. McGuire was the Managing Partner of J. McGuire and Associates, a management consulting firm. From 1991 to 1994, Mr. McGuire was the President of Telescience International, a telecommunications manufacturing company. Prior to that Mr. McGuire was the President and Chief Executive Officer of several telecommunications companies from 1980 through 1991. Mr. McGuire received a B.S. in Mathematics from the California State University.

          Mr. Oringer has been a Director of the Company since August 1987 and Chairman of the Board of Directors since January 1996. In addition, he has been the Managing Director of Communications Capital Group, a management consulting firm, since November 1993. From February 1986 to November 1993, Mr. Oringer was the President, Chief Executive Officer and Chairman of the Board of Directors of Telesciences, a manufacturer of telecommunications equipment. Mr. Oringer received a B.E. in Engineering from the Stevens Institute of Technology, an M.S. in Electrical Engineering from the California Institute of Technology and an M.B.A. from Santa Clara University.

          Mr. Wilson joined the Company’s Board of Directors on July 28, 2004 following the Company’s acquisition of Larscom. Mr. Wilson is Chief Executive Officer of Twist8 Systems, Inc., a consulting company. From January 1, 2002 through April 30, 2005, Mr. Wilson held the position of President and Chief Executive Officer of Axel Johnson Inc., after serving as its Executive Vice President for New Business Development since September 2001. Prior to that, Mr. Wilson was President of the Services Assurance and Solutions Division of Spirent plc, a provider of telecommunication testing equipment, from January 2001 to June 2001 and President/CEO of Hekimian Laboratories, Inc, a supplier of automated test systems for telecommunication networks, from December 1997 to December 2000. Mr. Wilson graduated with a BS degree in industrial engineering and operations research from Virginia Polytechnic Institute and State University.

          There are no family relationships among any of the directors or executive officers of the Company.

CORPORATE GOVERNANCE

Independence

          The Company’s Board of Directors has determined, after considering all of the relevant facts and circumstances, that each of Mr. Major, Mr. McGuire, Mr. Oringer and Mr. Wilson is independent from our management, as an “independent director” as defined under the Nasdaq Marketplace Rules. This means that the Board has determined that none of those directors (1) is an officer or employee of the Company or its subsidiaries or (2) has any direct or indirect relationship with the Company that would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. As a result, the Company has a majority of independent directors as required by the Nasdaq Marketplace Rules.

Code of Business Conduct and Ethics

          The Company has adopted a Code of Business Conduct and Ethics that applies to its directors, officers and employees. The Company filed its Code of Business Conduct and Ethics as an exhibit to its Annual Report on Form 10-K for the year ended July 2, 2004. The Company will also provide a copy of its Code of Business Conduct and Ethics, without charge, to any stockholder who so requests in writing.

Executive Sessions of Independent Directors

          The Company’s independent directors have executive sessions at which only independent directors are present after every regularly scheduled meeting of the Board of Directors. Mr. Oringer, the Chairman of the Board, presides over these executive sessions. For information on how to communicate with the Company’s independent directors, please see “Communications with the Board of Directors” below.

Communications with the Board of Directors

          Stockholders may communicate with the Board of Directors by writing to the Board in care of the Company’s Secretary, Verilink Corporation, 127 Jetplex Circle, Madison, Alabama 35758-8989. The Board of Directors has delegated responsibility for initial review of stockholder communications to the Company’s Secretary. In accordance with the Board’s instructions, the Secretary will forward the communication to the director or directors to whom it is addressed, except for communications that are (1) advertisements or promotional communications, (2) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues or (3) clearly unrelated to the Company’s business, industry, management or Board or committee matters. In addition, the Secretary will make all such communications available to each member of the Board at the Board’s next regularly scheduled meeting.

Board Committees

          The Company’s Board of Directors has two permanent committees: the Audit Committee and the Compensation Committee. None of the directors who serve as members of either permanent committee are employees of the Company or any of its subsidiaries. The Company has no nominating committee or committee that recommends qualified candidates to the Board of Directors for nomination or election as directors. For further information on director nominations, see “Nominations to the Board of Directors” below.

Audit Committee

          The Board of Directors has adopted a written charter for the Audit Committee. The Board of Directors annually reviews and approves changes to the Audit Committee Charter. A copy of the Audit Committee Charter as amended through October 19, 2004 is attached as Exhibit A to its 2004 Proxy Statement filed in October 2004. See “Report of Audit Committee” below.

          The Company’s Audit Committee is currently comprised of John A. McGuire, Howard Oringer and Desmond P. Wilson III. The Audit Committee is composed solely of directors who are not officers or employees of the Company and who, the Board believes, have the requisite financial literacy to serve on the Audit Committee, have no relationship to the Company that might interfere with the exercise of their independent judgment, and meet the standards of independence for members of an audit committee under the rules of the SEC and under the Nasdaq Marketplace Rules. Additionally, each member of the Audit Committee has the experience and background resulting in his having “financial sophistication” as contemplated by Nasdaq Marketplace Rules. However, the Board of Directors has determined that the Audit Committee does not have an “Audit Committee Financial Expert,” as that term is defined by the rules of the SEC. The Board of Directors believes that by satisfying the financial sophistication requirements of the Nasdaq Marketplace Rules, and in view of the experience and backgrounds of the members, the Audit Committee, taken as a whole, is qualified to carry out its duties and responsibilities. In the view of the Board, the limited magnitude of the Company’s current revenues and operations does not justify or require that the Company obtain the services of a person having all the attributes of an Audit Committee Financial Expert on the Company’s Audit Committee at this time. The Board of Directors may in the future determine that it is appropriate to seek to add a director to the Board that would be qualified to serve as an Audit Committee Financial Expert.

          In accordance with the rules and regulations of the SEC, the preceding paragraph regarding the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this section of this Proxy Statement into any other filed document.

Compensation Committee

          Messrs. Major, McGuire and Oringer are the current members of the Compensation Committee. All members of the Compensation Committee are “independent directors” as defined under the Nasdaq Marketplace Rules. See “Report of the Compensation Committee on Executive Compensation” below.

Board and Committee Meetings

          The Company’s Board of Directors met thirteen (13) times during fiscal 2005. None of the directors attended fewer than 75% of all the meetings of the Board and those committees of the Board on which he served except Mr. Taylor attended 62% of the meetings of the board of directors. The Chairman of the Board and Vice-Chairman of the Board receive a retainer of $6,500 and $6,000, respectively, per quarter. All other Non-employee Directors receive a retainer fee of $4,000 per quarter. In addition, all Non-employee Directors receive a fee of $2,000 for each Board meeting attended, or $1,000 for telephonic participation. Each Non-Employee director also received grants of options to purchase 25,000 shares of Common Stock in August 2004 at an exercise prices equal to the fair market value on the date of grant. While the Company does not have a policy regarding director attendance at the annual meeting of stockholders, all of the Company’s directors attended the 2004 Annual Meeting.

          The Audit Committee, which held twenty-two (22) meetings during fiscal 2005, currently consists of Messrs. McGuire, Oringer and Wilson. The Audit Committee Chairman, Mr. McGuire, receives a retainer fee of $3,500 per quarter. All other Non-employee Audit Committee Members receive a retainer fee of $2,000 per quarter. In addition, each Non-employee Audit Committee Member received a fee of $1,000 for each meeting attended. The Audit Committee reviews and selects the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year for which they are appointed; approves any non-audit services to be provided by the independent registered public accounting firm and the related compensation for such services; reviews the effectiveness of the audit effort and the Company’s financial and accounting organization and financial reporting; and maintains free and open means of communication between the directors, independent registered public accounting firm, financial management and employees of the Company. See the Audit Committee Charter attached as Exhibit A to the Company’s 2004 Proxy Statement.

          The Compensation Committee, which held seven (7) meetings during fiscal 2005, currently consists of Messrs. Major, McGuire and Oringer. The Compensation Committee Chairman, Mr. Major, receives a retainer fee of $1,750 per quarter. All other Compensation Committee Members receive a retainer fee of $1,000 per quarter. In addition, each Compensation Committee Member receives a fee of $500 for each meeting attended. The Compensation Committee establishes and reviews the compensation policies applicable to the Company’s executive officers. In fiscal 2005, the Company created an Equity Incentive Sub-Committee of the Compensation Committee, which administers the Company’s stock incentive plans.

Nominations to the Board of Directors

          The Board of Directors does not have a nominating committee or other committee that recommends qualified candidates to the Board for nomination or election as directors. The Board of Directors believes that, because of the Company’s size and the Board’s relatively small size and because of the historically few and infrequent vacancies on the Board, it is sufficient for the independent directors to select or recommend director nominees. The Board of Directors has adopted a nominations process that provides that the Company’s independent directors (as defined under the Nasdaq Marketplace Rules), acting by a majority, are authorized to recommend individuals to the Board of Directors for the Board’s selection as director nominees. Under the rules promulgated by the SEC, the independent directors are, therefore, treated as a “nominating committee” for the purpose of the disclosures in this section of this Proxy Statement.

          With respect to the nominations process, the independent directors do not operate under a written charter, but under resolutions adopted by the Board of Directors.

          The independent directors are responsible for reviewing and interviewing qualified candidates to serve on the Board of Directors, for making recommendations to the full Board for nominations to fill vacancies on the Board, and for selecting the management nominees for the directors to be elected by the Company’s stockholders at each annual meeting. The independent directors have not established specific minimum age, education, experience or skill requirements for potential directors. The independent directors have, however, been authorized by the Board of Directors to take into account all factors they consider appropriate in fulfilling their responsibilities to identify and recommend individuals to the Board as director nominees. Those factors may include, without limitation, the following:

•

an individual’s business or professional experience, accomplishments, education, judgment, understanding of the business and the industry in which the Company operates, specific skills and talents, independence, time commitments, reputation, general business acumen and personal and professional integrity or character;

•	the size and composition of the Board and the interaction of its members, in each case with respect to the needs of the Company and its stockholders; and

•

regarding any individual who has served as a director of the Company, his or her past preparation for, attendance at, and participation in meetings and other activities of the Board or its committees and his or her overall contributions to the Board and the Company.

          The independent directors may use multiple sources for identifying and evaluating nominees for directors, including referrals from the Company’s current directors and management as well as input from third parties, including executive search firms retained by the Board. The independent directors will obtain background information about candidates, which may include information from directors’ and officers’ questionnaires and background and reference checks, and will then interview qualified candidates. The Company’s other directors will also have an opportunity to meet and interview qualified candidates. The independent directors will then determine, based on the background information and the information obtained in the interviews, whether to recommend to the Board of Directors that a candidate be nominated to the Board.

          The independent directors may from time to time consider qualified nominees recommended by stockholders, who may submit recommendations to the independent directors through a written notice as described under “Stockholder Proposals/Stockholder Nominations for Director” below. Nominees for director who are recommended by the Company’s stockholders will be evaluated in the same manner as any other nominee for director.

EXECUTIVE COMPENSATION

Compensation Tables

Summary Compensation Table

          The following table, together with the footnotes thereto, summarizes the total compensation for fiscal 2005 of (i) the Company’s Chief Executive Officer, (ii) each of the four most highly-compensated executive officers of the Company who were serving as such at 2005 fiscal year end, and (iii) one additional person who would have been included in the table if he had been serving as an executive officer of the Company at 2005 fiscal year end (collectively, the “Named Executive Officers”), as well as the total compensation paid to each Named Executive Officer for the Company’s two previous fiscal years, if applicable.

		Annual Compensation					Long Term Compensation

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)(2)		Other Annual ($)(3)		Restricted Stock Awards($)	Securities Underlying Options (#)(4)	All Other Compensation ($)(5)

Leigh S. Belden	2005	339,692	—		—		—	166,500	60,090	(6)
President, Chief Executive	2004	279,474	50,452	(7)	27,489	(8)	—	50,000	8,089	(9)
Officer, and Director	2003	273,047	278,523	(10)	267,762	(11)	—	400,000	383,923	(12)
Sarabjit Gosal	2005	175,182	—		—		—	58,500	320
Vice President, Marketing	2004	26,481	3,596	(13)	2,100	(14)	—	100,000	53
	2003	—	—		—		—	—	—
Thi Nguyen	2005	153,944	—		—		—	158,750	737
Vice President, Engineering	2004	—	—		—		—	—	—
	2003	—	—		—		—	—	—
David W. Shackelford	2005	179,875	128,588	(15)	—		—	48,750	853
Vice President, Worldwide	2004	109,615	69,867	(15)	9,654	(16)	—	175,000	504
Sales and Services	2003	—	—		—		—	—	—
C. W. Smith (17)	2005	179,008	—		—		—	59,000	840
Vice President, Corporate	2004	144,000	16,308	(18)	20,307	(19)	—	75,000	5,053	(20)
Controller and Secretary	2003	140,923	75,085	(21)	17,759	(22)	—	—	3,462	(23)
S. Todd Westbrook (24)	2005	165,537	23,100	(25)	—		—	—	325
former, Executive Vice	2004	147,060	16,783	(26)	17,478	(27)	—	75,000	980	(28)
President	2003	145,034	77,233	(29)	16,138	(30)	—	—	288

(1)	Includes amounts deferred by the Named Executive Officers pursuant to the Company’s 401(k) Investment/Retirement Plan (the “401(k) Plan”).
(2)	Includes bonuses awarded for the fiscal year, commissions earned on sales, and amounts earned pursuant to a program providing for the recovery of salary reductions implemented in fiscal 2003 and 2004.
(3)

The amounts shown in this column include fringe benefits offered to executive officers that consist of auto allowances and auto operating expenses, certain membership fees, and reimbursement of medical, tax, and legal expenses. In fiscal 2005, the Company eliminated these individual fringe benefits and increased the annual salary.

(4)	The stock options listed in the table include options granted to purchase Common Stock of the Company.
(5)	The amounts shown in this column include life insurance premiums paid by the Company plus other items as detailed in the following notes.
(6)	Consists of $56,907 for relocation reimbursements in connection with the Company’s relocation of its headquarters to Colorado and $3,183 in life insurance premiums.
(7)	Consists of $50,452 in salary reduction recovery earned.

(8)	Includes $11,216 in auto allowance and auto operating expenses and $16,273 in reimbursements of medical, tax, and legal expenses.
(9)	Consists of $6,066 in matching contributions to employee 401(k) Plan deferrals and $2,023 in life insurance premiums.
(10)	Includes $44,423 of salary reduction recovery earned and a $234,100 bonus, paid in 22,631 shares of Common Stock and $140,811 credited against an outstanding note to the Company.
(11)	Includes $232,099 for amounts reimbursed in fiscal 2003 for the payment of taxes on reimbursed relocation expenses.
(12)	Consists of $379,958 for relocation reimbursements, $2,590 in matching contributions to employee 401(k) Plan deferrals and $1,375 in life insurance premiums.
(13)	Consists of $3,596 in salary reduction recovery earned.
(14)	Includes $1,800 in auto allowance and auto operating expenses.
(15)	Consists of $128,588 and $69,867 in sales commissions earned in fiscal 2005 and 2004, respectively.
(16)	Includes $9,654 in auto allowance and auto operating expenses.
(17)	Mr. Smith also served as Chief Financial Officer through December 1, 2004.
(18)	Consists of $16,308 in salary reduction recovery earned.
(19)	Includes $15,716 in auto allowance and auto operating expenses.
(20)	Consists of $4,511 in matching contributions to employee 401(k) Plan deferrals and $542 in life insurance premiums.
(21)	Includes $15,385 of salary reduction recovery earned and a $59,700 bonus, paid in 14,483 shares of Common Stock.
(22)	Includes $14,125 in auto allowance and auto operating expenses.
(23)	Consists of $3,045 in matching contributions to employee 401(k) Plan deferrals and $417 in life insurance premiums.
(24)	Mr. Westbrook resigned as the Company’s Executive Vice President effective April 1, 2005.
(25)	Consists of $23,100 paid for continued service beyond notice of resignation.
(26)	Consists of $16,783 in salary reduction recovery earned.
(27)	Includes $15,797 in auto allowance and auto operating expenses.
(28)	Consists of $684 in matching contributions to employee 401(k) Plan deferrals and $296 in life insurance premiums.
(29)	Includes $15,833 of salary reduction recovery earned and a $61,400 bonus, paid in 14,896 shares of Common Stock.
(30)	Includes $13,032 in auto allowance and auto operating expenses.

Option Grants in Last Fiscal Year

          The following table provides certain information with respect to the grant of stock options under the Company’s Stock Incentive Plans to each of the Named Executive Officers during the fiscal year ended July 1, 2005.

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Appreciation for Option Term (2)

					5%	10%

Leigh S. Belden	150,000	6.48	$3.02	08/26/14	$284,889	$721,965
	16,500.71		1.15	10/11/09	5,242	11,584
Sarabjit Gosal	25,000	1.08	3.02	08/26/14	47,482	120,328
	8,500.37		1.15	10/11/09	2,701	5,968
	25,000	1.08	3.06	02/17/15	48,110	121,921
Thi Nguyen	30,000	1.30	2.94	08/02/14	55,469	140,568
	8,750.38		1.15	10/11/09	2,780	6,143
	30,000	1.30	1.15	10/11/14	21,697	54,984
	90,000	3.89	3.06	02/17/15	173,198	438,917
David W. Shackelford	40,000	1.73	3.02	08/26/14	75,970	192,524
	8,750.38		1.15	10/11/09	2,780	6,143
C. W. Smith	50,000	2.16	3.02	08/26/14	94,963	240,655
	9,000.39		1.15	10/11/09	2,860	6,319
S. Todd Westbrook	50,000	2.16	3.02	08/26/14	94,963	240,655
	50,000	2.16	1.15	10/11/14	36,161	91,640
	10,00	.43	1.15	10/11/09	3,177	7,021

(1)

Options granted as shown above that expire in 2014 or 2015 have a ten-year term and vest at the rate of 25% after one year and 1/48th of the total options granted per month each month thereafter. Options granted as shown above that expire in 2009 have a five-year term and vest at the rate of 1/12th of the total shares granted per month until the option is fully vested in one year.

(2)

The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation on the Company’s Common Stock over the term of the options. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions, and the timing of option exercises, if any. There can be no assurance that amounts reflected in this table will be achieved.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

          The following table provides the specified information concerning exercises of options to purchase the Company’s Common Stock in fiscal year 2005, and unexercised options held as of July 1, 2005, by the Named Executive Officers.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)

			Exercisable	Unexercisable (1)	Exercisable	Unexercisable (1)

Leigh S. Belden	—	$—	1,029,209	488,834	$397,533	$75,717
Sarabjit Gosal	—	—	34,832	123,668	567	283
Thi Nguyen	—	—	5,833	152,917	583	3,292
David W. Shackelford	—	—	82,395	141,355	583	292
C. W. Smith	—	—	32,775	148,000	13,288	11,075
S. Todd Westbrook	13,542	20,584	126,896	—	190	—

(1)

The options issued pursuant to the Company’s 1993 Stock Option Plan, 2004 Stock Incentive Plan and 2004 New Hire Stock Incentive Plan are immediately exercisable; however, the shares of Common Stock issued upon exercise of such options typically vest over four years at the rate of 25% of the total shares granted per year, provided the optionee remains continuously employed by the Company. Options granted as shown in the Option Grants in Last Fiscal Year table above that expire in 2009 have a five-year term and vest at the rate of 1/12th of the total shares granted per month until the option is fully vested in one year. Upon cessation of employment for any reason, the Company has the option to repurchase all, but not some, of any unvested shares of Common Stock issued upon exercise of an option, within 60 days following the date of cessation of employment at a repurchase price equal to the exercise price of such shares. Because unvested shares are subject to repurchase, options are identified above as unexercisable to the extent that the underlying Common Stock is unvested as of fiscal year end.

Change of Control Agreements and Employment Contracts

          The Company has entered into Change of Control Agreements (the “Agreements”) with each of its executive officers. All capitalized terms in the description below have the same meaning as in the Agreements.

Under the terms of the Agreements, if the executive’s employment terminates due to an Involuntary Termination or a Voluntary Termination for Good Reason within 12 months following a Change of Control, the termination will be a covered termination and the Company shall (i) pay the Executive a lump sum payment equal to 100% of the sum of Annual Base Salary and Annual Bonus, subject to any applicable withholding of federal, state or local taxes, (ii) fully vest all stock options held by the executive and the period of time to exercise such stock options following a covered termination may be extended, and (iii) continue medical benefits coverage for the executive and his covered dependents under any employee benefit plan or program maintained by the Company on the same terms and conditions (including cost to the executive) as in effect immediately prior to the covered termination, for one (1) year following the covered termination. Upon the occurrence of a covered termination, and prior to the receipt of any benefits under the Agreement, the executive shall execute a release, which shall specifically relate to all of the executive’s rights and claims in existence at the time of such execution and shall confirm the executive’s obligations under the Company’s standard form of proprietary information agreement. Mr. Belden’s Agreement provides that the lump sum payment due in the event of a covered termination shall be the sum of (i) 2.99 multiplied by Annual Base Pay, plus (ii) 100% of Annual Bonus.

          Mr. Leigh S. Belden, the Company’s President and Chief Executive Officer, is a party to a letter agreement with the Company related to his employment with the Company. Pursuant to that letter agreement, Mr. Belden is entitled to an annual base salary of at least $330,000, subject to annual increases at the discretion of the Board of Directors, is eligible for annual incentive payments at the discretion of the Board of Directors, and is eligible for benefits generally available to other executive officers of the Company. See “Report of the Compensation Committee on Executive Compensation.” Additionally, if Mr. Belden’s employment with the Company terminates under specified circumstances, such as an involuntary termination by the Company without cause, he will be entitled to severance benefits of up to one (1) year’s annual base salary and to the continuation of other employee benefits for a period of one (1) year following any such termination. In addition, Mr. Belden remains entitled to receive post-retirement health benefits granted in connection with his previous retirement from the Company in 1999, which provide that, following Mr. Belden’s retirement, the Company will maintain health coverage for Mr. Belden and his family until age 65 and Mr. Belden will be responsible for the payment of the premium for such coverage that is equal to the average premium paid by the Company for its executive officers.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

          Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following reports of the Compensation Committee and the Audit Committee and the Performance Graph which follows shall not be deemed to be incorporated by reference into such filings.

          The Compensation Committee is authorized by the Board, among other things, to establish and review annually the general compensation policies applicable to the Company’s employees generally and specifically for executive officers, including the relationship of Company financial performance to executive compensation and the basis for the Chief Executive Officer’s compensation during each fiscal year. The Equity Incentive Sub-Committee of the Compensation Committee has administered the Company’s equity incentive plans and approved awards thereunder since October 2004. In determining the officers’ compensation levels, the Compensation Committee generally considers factors such as competitive compensation levels for officers of other technology companies of similar revenues and profitability based on the Company’s plans, among other factors. The Committee believes that the compensation programs for executive officers should reflect the Company’s performance and the value created for stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company, should reward individual contributions to the Company’s success, and provide appropriate incentives for retention and future performance.

          Effective October 5, 2004 as part of the Company’s cost reduction efforts, the Compensation Committee reinstated a salary reduction program by implementing a 10% reduction in base salary payments for all employees, except that no employee’s annual base salary was reduced to less than $40,000. In early fiscal 2006, the Company restored a portion of the salary reduction for employees other than senior management. Executive officers remain subject to the 10% base salary reduction. In prior fiscal years, the Company provided executive officers with a number of fringe benefits and perquisites, principally including auto allowances and auto operating expenses, certain membership fees, and reimbursement of medical, tax and certain legal expenses. The Compensation Committee eliminated these perquisites in fiscal 2005 and increased executive officer salaries by an amount representing the estimated cost of such perquisites. These adjustments were designed to simplify and rationalize compensation by eliminating perquisites and were not intended to either increase or decrease compensation.

          Bonus payments, if any, to the executive officers are at the discretion of the Compensation Committee and have historically been generally based on the Company’s financial performance. In view of the Company’s financial performance, the Committee determined not to pay any bonuses to executive officers for fiscal 2005 other than sales commissions earned by the Vice President, Worldwide Sales and Services and six weeks salary paid to a departing officer for continuing in office past giving notice of resignation.

          The Chief Executive Officer’s compensation is based on the terms of the letter agreement between Leigh S. Belden and the Company dated January 8, 2002, the salary reduction, fringe benefit adjustment and bonus practices described above. In calendar 2002, the Committee selected and engaged a compensation consultant to review and analyze the compensation of the Chief Executive Officer.  Mr. Belden currently receives salary payments at the rate of $333,600 per year after giving effect to the salary reduction program and salary adjustment to reflect elimination of perquisites described above.

          The Chief Financial Officer joined the Company in December 2004 and his compensation is based on the letter agreement between Timothy R. Anderson and the Company dated December 2, 2004. The letter agreement sets forth the terms of Mr. Anderson’s employment with the Company and provides for an annual base salary of $220,000. The Company granted Mr. Anderson options to purchase 200,000 shares of the Company’s common stock under the New Hire Plan. These options have an exercise price equal to the fair market value per share on the grant date; duration of ten years; and vesting over a four-year period at the rate of 25% after one year from the date of hire and 1/48th of the total options granted per month each month thereafter.

          Long-term incentives for the Company’s executive officers have historically consisted of grants of options to purchase the Company’s common stock. From time to time, the Company awards stock options to senior executive officers and other employees. Each grant is intended to align and strengthen the interests of the recipient with those of stockholders generally and to provide the recipient with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Options generally vest in a series of installments over time, contingent upon continued employment with the Company. Accordingly, an option will only provide a return to the recipient to the extent he or she remains employed by the Company during the vesting period and then only to the extent that the fair market value of the shares increases above the exercise price. The Compensation Committee is reviewing the Company’s equity compensation practices in view of SFAS 123(R), which now requires the Company to expense stock options based on grant date fair market value, and may consider using other types of equity awards going forward.

          The size of the option grant to each executive officers is set by the Compensation Committee or its Sub-Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, the individual’s personal performance in recent periods, and his or her potential for future responsibility and promotion over the term of the option. The Compensation Committee or its Sub-Committee also takes into account the number and value of unvested options already held by the executive officer to maintain an appropriate level of equity incentive for that individual. The relative weight given to each of these factors varies from individual to individual. From time to time, the Compensation Committee or its Sub-Committee also may grant options or other equity incentives in connection with acquisitions.

          As part of a Company-wide review of outstanding incentives following the Company’s acquisition of Larscom in August 2004, the Chief Executive Officer was granted options for 150,000 shares and other executive officer were awarded option grants ranging from 25,000 to 50,000 shares. Other officers received grants when hired by the Company or when promoted to executive officer positions.

          In the fall of 2004, the Company implemented a number of cost reduction measures to align costs with revenue expectations in light of current conditions in the telecommunications equipment industry. Among other things, the Company implemented the salary reduction program discussed above as well as consolidation plans previously announced. As a retention and short-term incentive in view of these developments, in October 2004 each employee received a special grant of options. These options vest monthly over one year, and expire five years from the date of grant. A total of 608,559 options were awarded in the October 2004 special grant, of which 16,500 were awarded to the Chief Executive Officer and 43,750 were awarded to executive officers other than the Chief Executive Officer.

          The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a federal income tax deduction for compensation in excess of $1 million in a taxable year for the named executive officers, other than compensation that is performance-based under a plan approved by shareholders and that meets certain other technical requirements. The Compensation Committee does not believe that Section 162(m) will prevent the Company from receiving a tax deduction for compensation that has been paid to executive officers. The Company has significant net operating loss carry-forwards for federal income tax purposes. Accordingly, while absent unusual circumstances the Company generally does not expect to provide non-deductible compensation, the Committee has the authority to award compensation in appropriate circumstances that would not be tax deductible under Section 162(m). The Company’s New Hire Plan has not been approved by shareholders, and therefore, compensation related to awards thereunder would be subject to Section 162(m).

THE COMPENSATION COMMITTEE	THE EQUITY INCENTIVE SUB-COMMITTEE

JOHN MAJOR	JOHN A. MCGUIRE
JOHN A. MCGUIRE	HOWARD ORINGER
HOWARD ORINGER

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION;
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          None of the members of the Compensation Committee have ever been an officer or employee of the Company or any of its subsidiaries. During the fiscal year ended July 1, 2005, and in the interim period since then, no executive officer of the Company served as a member of the compensation committee or board of directors of any other entity of which a director or executive officer serves on the Company’s Board of Directors or Compensation Committee.

          In late fiscal 2004, the Company retained Slayton International, Inc. in connection with an executive search. Susan M. Major is the Managing Director, Technology of Slayton International, and the spouse of John Major, a director of the Company and Chairman of the Compensation Committee since May 2004. The Company paid Slayton International a professional service fee of $75,000, administrative fees of $1,500 per month during the term of the engagement, and expenses. The engagement terminated in December 2004. The Company has been informed that Ms. Major is entitled to receive approximately 40% of the professional services fee paid to Slayton International for this engagement. The engagement of Slayton International was approved by the Board of Directors, with Mr. Major taking no part in the consideration, and reviewed and ratified by the Audit Committee.

REPORT OF AUDIT COMMITTEE

          The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting, reporting practices and financial reports; reviews and selects the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year for which they are appointed; approves any non-audit services to be provided by the independent registered public accounting firm and the related compensation for such services; and maintains free and open means of communication between the directors, independent registered public accounting firm, financial management and employees of the Company. The Audit Committee’s responsibilities are more fully described in its charter, a copy of which is attached to the 2004 Proxy Statement as Exhibit A.

          Management has the primary responsibility for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The company’s independent registered public accounting firm, Ehrhardt Keefe Steiner & Hottman PC, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounted principles.

          In fulfilling its oversight responsibilities, the Audit Committee:

•	reviewed and discussed the audited consolidated financial statements for fiscal 2005 with the Company’s management,
•	discussed with Ehrhardt Keefe Steiner & Hottman PC the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees,
•

received from Ehrhardt Keefe Steiner & Hottman PC the written disclosures and the letter required by the Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, and

•	has discussed with Ehrhardt Keefe Steiner & Hottman PC their independence.

          Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2005, for filing with the SEC.

THE AUDIT COMMITTEE

JOHN A. MCGUIRE
HOWARD ORINGER
DESMOND P. WILSON III

STOCK PERFORMANCE GRAPH

          The following chart compares the cumulative total stockholder return on the Company’s Common Stock for the five year period ended June 30, 2005 with the cumulative total return on The Nasdaq Stock Market U.S. Index and the Nasdaq Telecommunications Index during the same period. The graph shows the value, at June 30 for each of the last five years, of $100 invested in the Company’s Common Stock and in each of the foregoing indices on June 30, 2000 and assumes reinvestment of dividends, if any. The graph depicts the change in the value of Common Stock relative to the indices as of the end of each fiscal year and not for any interim period. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

	Cumulative Total Return

	June 30,

	2000	2001	2002	2003	2004	2005

Verilink Corporation	100.00	35.09	2.17	17.34	41.29	12.39
NASDAQ Stock Market (U.S.)	100.00	55.64	38.73	43.17	54.44	54.80
NASDAQ Telecommunications	100.00	48.04	21.33	28.08	29.32	35.33

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          Ehrhardt Keefe Steiner & Hottman PC (“EKSH”) served as the Company’s independent registered public accounting firm for fiscal 2005 and has been preliminarily selected by the Audit Committee as the Company’s independent registered public accounting firm for fiscal year 2006. Stockholder approval of the ratification of EKSH requires the affirmative vote of the majority of the votes cast at the Annual Meeting. In the event that ratification of this selection of independent registered public accounting firm is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Audit Committee will review its future selection of an independent registered public accounting firm. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of EKSH as the Company’s independent registered public accounting firm for the 2006 fiscal year.

          Representatives of EKSH are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF EHRHARDT KEEFE STEINER & HOTTMAN PC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2006.

Change in Accountant

          On December 28, 2004, PricewaterhouseCoopers LLP (“PwC”) resigned as the Company’s independent registered public accounting firm.

          The report issued by PwC on the Company’s financial statements for the years ended July 2, 2004 and June 27, 2003 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle, except that PwC’s report on the Company’s financial statements for the years ended July 2, 2004 and June 27, 2003 contained an explanatory paragraph indicating that substantial doubt exists about Verilink’s ability to continue as a going concern.

          During each of the years ended July 2, 2004 and June 27, 2003 and through December 28, 2004, there were no disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the financial statements for such years; and there were no “reportable events” as that term is used in Item 304(a)(1)(v) of Regulation S-K occurring during the years ended July 2, 2004 and June 27, 2003 and through December 28, 2004.

          On December 28, 2004, the Company retained EKSH as its new independent registered public accounting firm. The decision to retain EKSH as the Company’s independent registered public accounting firm was made by the Audit Committee of the Company’s Board of Directors on December 28, 2004. The Company engaged EKSH to audit the Company’s financial statements for the year ending July 1, 2005. During the years ended July 2, 2004 and June 27, 2003 and through December 28, 2004, neither the Company or anyone on the Company’s behalf has consulted with EKSH regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Verilink’s financial statements, or (ii) any matter that was either the subject of a disagreement as that term is used in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K or a reportable event as that term is used in Item 304(a)(1)(v) and the related instructions to Item 304 of Regulation S-K.

Auditor Fees & Services

          For the fiscal years ended July 1, 2005 and July 2, 2004, the Company paid (or will pay) the following fees to EKSH and PwC for services rendered during the fiscal year or for the audit in respect of those years:

Fee type – EKSH	July 1, 2005	July 2, 2004

Audit fees (1)	$91,500	$—
Audit-related fees (2)	9,500	—
Tax fees (3)	35,000	—
All other fees	—	—

Totals	$136,000	$—

Fee type – PwC	July 1, 2005	July 2, 2004

Audit fees (1)	$126,205	$184,400
Audit-related fees (2)	64,545	75,750
Tax fees (3)	32,100	32,434
All other fees	—	—

Totals	$222,850	$292,584

(1) Fees paid for professional services rendered in connection with the audit of the annual financial statements for each fiscal year, including the review of the quarterly financial statements.

          (2)     Includes fees paid for professional services rendered in connection with the audits of the Company’s employee benefit plans, acquisition audit work, accounting consultation on specific transactions or events and miscellaneous accounting consultation.

(3) Includes fees paid for tax compliance, tax consultation and related tax services.

          The Audit Committee has determined that the non-audit services provided to us during our fiscal year 2005 by EKSH and PwC are compatible with the maintenance of their independence. The Audit Committee maintains a policy to approve audit and non-audit services to be provided by the Company’s independent registered public accounting firm. The policy requires that all services the Company’s independent registered public accounting firm may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. During fiscal 2005, the Audit Committee approved all of the services provided by the Company’s independent registered public accounting firm related to the fees described in the table above. The Chairman of the Audit Committee may approve certain permitted non-audit services in between Committee meetings, which services are subsequently reported to and approved by the Committee.

PROPOSAL NO. 3

APPROVAL OF INCREASE IN NUMBER
OF AUTHORIZED SHARES OF COMMON STOCK

          The Board of Directors is requesting stockholder approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of the Company’s Common Stock from 40,000,000 shares to 60,000,000 shares.

          The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company’s Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

          In addition to the 25,169,250 shares of Common Stock outstanding on October 3, 2005, the Board has reserved 6,619,282 shares for issuance upon exercise of options and rights granted under the Company’s stock option plans, and 540,947 shares issuable upon the conversion of convertible promissory notes issued by the Company in connection with its acquisition of XEL with an aggregate principal amount currently outstanding of $2,880,000. The Board also reserved, in connection with the Transaction described in Proposal No. 4, 150% of the estimated number of shares issuable upon (i) the payment of the Company’s interest obligations under the Notes (as defined in Proposal No. 4), (ii) the conversion of the Notes at the initial conversion price of $3.01 per share, and (iii) the exercise of the Warrants (as defined in Proposal No. 4) at the initial exercise price of $3.41 per share. As a result of the adjustment to the number of shares reserved in connection with the Amendments described in Proposal No. 4, approximately 15 million shares of Common Stock are currently so reserved, which includes 150% of the estimated number of shares issuable upon (i) the payment of the Company’s interest obligations under the Notes (as defined in Proposal No. 4), (ii) the conversion of the Initial Notes (as defined in Proposal No. 4) at the initial conversion price of $3.01 per share, (iii) the conversion of the Additional Notes (as defined in Proposal No. 4) at the amended conversion price of $1.00 per share and (iv) the exercise of the Warrants (as defined in Proposal No. 4) at the amended exercise price of $.93 per share. However, since the conversion prices of the Notes and the exercise price of the Warrants issued in connection with the Transaction are subject to weighted-average anti-dilution adjustments in certain circumstances, the number of shares issuable pursuant to the Notes and the Warrants may increase, and the Board in the future may be required under the terms of the agreements entered into in connection with the Transaction to reserve additional shares for issuance for such purpose. Accordingly, the 40,000,000 shares currently authorized under the Company’s Amended and Restated Certificate of Incorporation may not be sufficient to permit the Company to satisfy its obligations to reserve shares for issuance pursuant to the Notes and the Warrants as specified in those financing agreements or to allow for the full conversion and exercise of the Notes and the Warrants.

          Although at present the Board of Directors has no other immediate and specific plans to issue the additional shares of Common Stock, it desires to have the shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval, except to the extent required by applicable Nasdaq Marketplace Rules. These purposes may include: raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding the company’s business or product lines through the acquisition of other businesses or products; and other purposes.

          The additional shares of Common Stock that would become available for issuance if the proposal is adopted could also be used by the Company to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations, including the Transaction described in Proposal No. 4, and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of this Proposal No. 3 could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

          The full text of the operative provisions of the form of Certificate of Amendment to Amended and Restated Certificate of Incorporation that the Board is recommending for adoption by the stockholders is attached hereto as Exhibit A. The text of the Company’s existing Amended and Restated Certificate of Incorporation, and all amendments thereto, may be obtained upon written request directed to the Company’s Secretary at its principal office set forth on the notice of Annual Meeting accompanying this proxy statement. The Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s at www.sec.gov. Stockholders may also read and copy materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Stockholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

          In connection with the Transaction described in Proposal No. 4, the Company entered into a voting agreement with each of Leigh S. Belden, a member of the Company’s Board of Directors and the Company’s President and Chief Executive Officer, and Beltech, Inc., a corporation of which Mr. Belden is a Director and President. Pursuant to the terms of the voting agreement, each party has agreed to vote any shares of the Company’s capital stock held by it to, among other things, approve this Proposal No. 3 and approve the issuance of Common Stock as described in Proposal No. 4.

Vote Required

          The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock will be required to approve this amendment to the Company’s Amended and Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes. Under rules of the Nasdaq Stock Market, most brokers will have discretionary voting power with respect to Proposal No. 3 to vote shares held by them in “street name” unless instructed by beneficial owners of those shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL NO. 4

APPROVAL OF THE ISSUANCE OF COMMON STOCK
IN CONNECTION WITH A FINANCING TRANSACTION

          The following description of the principal terms of the transaction and the securities already issued and to be issued is a summary of the material terms of the financing agreements only. You should read the complete text of each of the agreements relating to this transaction, which are filed as exhibits to the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission, or SEC, on April 19, 2005.

Background

          On March 20, 2005, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with the investors identified on the Schedule of Buyers attached thereto, pursuant to which it issued and sold in a private placement (the “Transaction”) an aggregate of $10,000,000 in principal amount of senior secured convertible notes (the “Initial Notes”), warrants to purchase up to 830,563 shares of the Company’s Common Stock (the “Warrants”), and additional investment rights to purchase up to an aggregate of $5,000,000 in principal amount of additional Notes (the “Additional Notes” and, collectively with the Initial Notes, the “Notes”). The private placement closed on March 21, 2005. The Company used approximately $3.5 million of the proceeds from the private placement to repay all amounts outstanding under its revolving line of credit with RBC Centura Bank.

          The Notes bear interest at a rate of six percent per annum payable in arrears for each calendar quarter on the tenth day of the succeeding calendar quarter beginning on July 10, 2005, and the Initial Notes must be repaid in $1,000,000 quarterly installments beginning on July 10, 2005 and ending October 10, 2007. The Notes mature on March 21, 2008.  The Initial Notes are initially convertible into an aggregate of 3,322,259 shares of Common Stock based on an initial conversion price of $3.01 per share. Pursuant to Amendment Agreements dated October 31, 2005 (the “Amendments”) with each of the holders of the Initial Notes, Warrants, and additional investment rights, the conversion price of the Additional Notes was reduced to $1.00 per share and the Company extended the expiration of the holders’ right to exercise their additional investment rights to June 29, 2006. If Additional Notes are issued upon the exercise of the additional investment rights, those Additional Notes would be convertible into an additional 5,000,000 shares of Common Stock based upon the $1.00 per share conversion price. The conversion price of the currently outstanding $8 million principal amount of Initial Notes is $3.01 per share and has not been amended. The conversion price for the Notes is subject to broad-based anti-dilution provisions in connection with certain future issuances of securities of the Company as well as for adjustments for stock splits and the like.

          The Warrants are exercisable at any time on or after September 21, 2005 through March 21, 2010. The Warrants were issued with an exercise price of $3.41 per share, which was reduced to $.93 per share (the “Exercise Price”) pursuant to the Amendments, and are subject to broad-based anti-dilution provisions similar to the provisions set forth in the Notes. If the exercise price of the Warrants is adjusted, the number of shares of Common Stock issuable upon exercise of the Warrants will be adjusted correspondingly.

Why the Company Needs Stockholder Approval

          Because the Company’s Common Stock is listed on the Nasdaq National Market, it is subject to the Nasdaq Marketplace Rules. Rule 4350(i) of the Nasdaq Marketplace Rules requires stockholder approval for any issuance of stock, other than a public offering, at a price below the greater of book or market value of the stock, where the issuance or potential issuance of stock would equal 20% or more of the total number of the outstanding shares of Common Stock or 20% or more of the total voting power outstanding immediately prior to the issuance.

          On March 18, 2005, the last trading day prior to the date of the Purchase Agreement, the closing bid price of the Company’s Common Stock on the Nasdaq National Market was $2.62 per share. When issued, the Notes had an initial conversion price of $3.01 per share and the Warrants had an initial exercise price of $3.41 per share. Assuming no adjustments are made to the conversion prices of the Notes and the Exercise Price of the Warrants, the Common Stock issuable upon the conversion of the Notes and the exercise of the Warrants would be issued at prices that are higher than the greater of the market or book value of the Common Stock as of the date of the Purchase Agreement and the applicable Nasdaq Marketplace Rules would not be implicated by such issuances. However, certain future issuances of the Company’s equity securities may cause anti-dilution adjustments to the conversion prices of the Notes and the Exercise Price of the Warrants such that the per share price for which the shares of Common Stock issuable pursuant to the Notes and the Warrants could be less than the greater of the market value and the book value of the Company’s Common Stock as of the date of the Purchase Agreement.

          Pursuant to the terms of the Notes, the Company will have the option, subject to certain limitations, to satisfy its interest and installment payment obligations under the Notes by the delivery of shares of Common Stock at a price equal to 90% of the arithmetic average of the volume-weighted average sale price of the Common Stock for the fifteen consecutive trading days ending on the fourth trading day immediately preceding the applicable interest or amortization payment date. In addition to regularly scheduled installment payments, if, as of the end of each fiscal quarter, the Company fails to maintain certain minimum working capital requirements, the holders of the Notes may require the Company to make an additional installment payment under the Notes which shall be, at the option of each holder, such holder’s pro rata portion of one of the following: (i) the difference between (A) the unpaid principal, interest and any late charges then remaining under the Notes and (B) 60% of the Company’s working capital amount, as determined in accordance with the terms of the Notes, (ii) $2,000,000 or (iii) any lesser amount specified by such holders. The payment of any such additional installment amounts may also be paid, at the Company’s option, by the delivery of shares of Common Stock calculated using the same conversion price formula set forth above for regularly scheduled installment amounts. The Company’s ability to elect to pay installment amounts or interest in shares of Common Stock is subject to conditions relating to the registration of the shares to be issued, compliance with the effective minimum listing maintenance requirements of the Nasdaq National Market and certain other conditions set forth in the Notes. The Nasdaq Marketplace Rules generally require the Company to maintain a minimum bid price per share of $1.

          An indeterminate number of shares of the Company’s Common Stock could be issuable upon conversion of the Notes and exercise of the Warrants due to the potential for anti-dilution adjustments to the conversion prices of the Notes and the Exercise Price of the Warrants and in satisfaction of the Company’s obligations to pay interest and installment amounts under the Notes. In determining whether stockholder approval would be required under Rule 4350(i), Nasdaq looks to the hypothetical maximum number of shares that could potentially be issued and the minimum price per share for which such shares could potentially be issued. Since the issuance of Common Stock underlying the Notes and the Warrants, whether upon a conversion or in connection with an interest or installment payment, could be effected at a per share price less than the greater of the market value and the book value of the Company’s Common Stock as of the date of the Purchase Agreement and the number of shares of Common Stock issuable upon conversion of the Notes or exercise of the Warrants, respectively, could equal or exceed 20% of the Company’s outstanding Common Stock, stockholder approval would be required prior to any such issuance of 20% or more of the Company’s outstanding Common Stock.  Accordingly, the Company is seeking stockholder approval at this time in advance of any such issuance of Common Stock.

          Rule 4350 also requires companies that are listed on Nasdaq to obtain stockholder approval prior to issuing common stock if such issuance will result in a change of control of the issuer. Nasdaq may consider a number of factors in determining whether a change of control will occur as a result of a particular transaction, the most significant of which is an investor’s post-transaction ownership and/or voting power. Specifically, a change in control is deemed to occur when the ownership by any stockholder or group of affiliated stockholders equals or exceeds 20% or more of an issuer’s voting stock immediately following the issuance. The Company agreed in the Purchase Agreement to seek such stockholder approval at this, and to hold an additional stockholder meeting each calendar quarter thereafter until such stockholder approval is obtained. Consistent with Rule 4350, the Notes and the Warrants respectively provide that the Notes may not be converted, and the Warrants may not be exercised, into more than 20% of the number of shares or voting power of the Company’s Common Stock outstanding as of the closing of the financing until and unless this Proposal No. 4 is approved by the stockholders.

          As a condition to consummating the Transaction, the Company agreed to seek stockholder approval of the matters set forth in Proposal No. 3 and this Proposal No. 4 at a meeting held no later than November 21, 2005, which has been extended until December 16, 2005 pursuant to the Amendments. If stockholder approval is not obtained on or prior to this deadline, the Company is obligated to seek stockholder approval during each calendar quarter thereafter until such stockholder approval is obtained.

          If this Proposal No. 4 is not approved, the Company may not be able to deliver shares of Common Stock as payment of interest or an installment amount without violating Nasdaq Marketplace Rule 4350(i).  In order to avoid violating such rule, the Company would have to make at least 50% of its interest and installment payments pursuant to the Notes due after such date in cash until such time as this Proposal is so approved. This requirement would limit the Company’s flexibility in deciding whether it will satisfy these obligations in cash or Common Stock based on market conditions and the best interests of its stockholders at the time of such payments. Additionally, having to make payments in cash where it would otherwise be optimal for the Company to satisfy these obligations with the delivery of shares of Common Stock could leave the Company with insufficient working capital to operate its business. If the Company has insufficient working capital to operate its business, the Company may be forced to seek additional financing on terms which could materially and adversely affect the interests of its stockholders at that time.  In the event that this Proposal No. 4 is not approved by the stockholders, the Company may be further limited in its ability to obtain future financing in that it may not, pursuant to the terms of the Purchase Agreement, be able to issue or sell securities of the Company below the conversion prices of the Notes or the Exercise Price of the Warrants.

          If this Proposal No. 4 is approved and a future dilutive transaction were to occur, the conversion prices of the Notes and the Exercise Price of the Warrants would be adjusted and, as a result, the issuance of Common Stock upon a future conversion of the Notes or exercise of the Warrants could potentially result in substantial dilution to the voting interests of the Company’s existing stockholders and those stockholders will own a smaller percentage of the Company’s outstanding Common Stock as a result of such issuances.

Terms of the Private Placement

          In addition to the terms and conditions described above, the holders of the Notes and the Warrants were granted the following rights pursuant to the private placement:

          Notes. An event of default will occur under the Notes in certain circumstances, including among other things the Company’s failure to pay when due any principal or interest on the Notes, certain defaults on the Company’s indebtedness, certain events of bankruptcy and the Company’s breach or failure to perform in respect of representations and obligations under the Notes. Upon an “event of default” (as defined in the Notes), the holders of the Notes may require the Company to redeem all or any portion of the Notes. The redemption amount shall equal the greater of (i) 120% (or 100% in the case of an event of default triggered under certain bankruptcy laws) of the unpaid principal, interest and any late charges then remaining under the Notes subject to redemption or (ii) the closing sale price of the Company’s Common Stock on the trading day immediately prior to the date of the event of default multiplied by the number of shares of Common Stock issuable upon the conversion of the portion of the Notes subject to redemption at the then-effective conversion prices.

          Subject to certain conditions, at any time after April 18, 2006, if the weighted average price of the Company’s Common Stock equals or exceeds 200% of the then current conversion prices of the Notes for a specified period, and certain other conditions are satisfied, the Company will have the right to convert all of the unpaid principal, interest and any late charges then remaining under the Notes plus the discounted present value of any remaining future interest payments under the Notes into shares of Common Stock at the then-applicable conversion prices of the Notes or, at the Company’s option solely with respect to the present value of future interest payments, cash or a combination of Common Stock and cash.

          Upon a change of control (as defined in the Notes), the Holders may require the Company to repurchase some or all of their Notes at a price in cash equal to the greater of (i) the product of (x) the conversion amount being redeemed and (y) the quotient determined by dividing (a) the closing sale price of the Common Stock immediately following the public announcement of such proposed change of control by (b) the conversion price and (ii) the product of (x) the applicable change of control premium and (y) the conversion amount being redeemed (as such terms are defined in the Notes).

          Registration Rights. Under the terms of the Registration Rights Agreement entered into in connection with the Transaction, the Company has filed a registration statement (the “Registration Statement”) with the Securities and Exchange Commission to register the resale of the shares of its Common Stock issuable upon the conversion of the Notes issued at the initial closing, the shares of Common Stock issuable upon exercise of the Warrants, the shares of Common Stock issuable in payment of interest obligations under the Notes issued at the initial closing, and any shares of the Company’s stock issuable on or in exchange for such shares, which Registration Statement was declared effective by the SEC on April 18, 2005. Additionally, following each exercise of additional investment rights to purchase an aggregate of at least $500,000 in principal amount of the Notes issuable thereunder, and upon the exercise of the last of any remaining additional investment rights, the Company is obligated to file a registration statement with the SEC to register the resale of the shares of its Common Stock issuable upon the conversion of the Notes issued in connection with such exercise, plus any shares issued as payment of interest thereon, within 30 days after each such Note issuance. Each such additional registration statement is required under the agreement to become effective within 90 days following the exercise of each applicable additional investment right (or, if there is a full review of the registration statement, within 120 days following the exercise of the applicable additional investment right). In the event that the Company fails to timely register, or maintain the effectiveness of, any registration statement in accordance with the terms of the Registration Rights Agreement, it will be required to pay to each holder, on the date on which such failure occurs and each thirty day anniversary thereafter during which such failure is continuing, an amount in cash equal to one percent of the aggregate purchase price of such securities held by the holder included in such Registration Statement (or, in the case of a failure to timely register a sufficient number of shares of Common Stock under, or to maintain the effectiveness of, an effective Registration Statement, cash equal to one percent of the greater of (i) one-third of the aggregate purchase price of the securities or (ii) the purchase price only of such securities that cannot be sold as a result of such failure).

          Security Agreement and Guaranties. The Company’s obligations under the Notes are secured by a lien on substantially all of the Company’s assets in favor of Portside Growth & Opportunity Fund, as collateral agent for the investors in the Transaction, pursuant to the Pledge and Security Agreement entered into on March 21, 2005 in connection with the private placement. Additionally, Larscom Incorporated and Verilink Europe Limited, each wholly-owned subsidiaries of the Company, have guaranteed the Company’s obligations under the financing agreements pursuant to the Guaranty entered into on March 21, 2005 by the Company, Portside Growth & Opportunity Fund and such subsidiaries.

          Purchase Agreement. The investors in the Transaction have subscription rights in respect of certain future issuances by the Company of its debt or equity securities occurring prior March 21, 2007. If the Company determines to issue any such securities not subject to certain exceptions set forth in the Purchase Agreement, then it must provide notice to the investors and offer to sell to each investor its pro rata amount of 30% of such securities, on the same terms it proposes to sell such securities to other investors, based on the principal amount of the notes purchased by the investor pursuant to the Purchase Agreement.

          Voting Agreements. In connection with the Transaction, the Company entered into a voting agreement with each of Leigh S. Belden, a member of the Company’s Board of Directors and the Company’s President and Chief Executive Officer, and Beltech, Inc., a corporation of which Mr. Belden is a Director and President. Pursuant to the terms of the voting agreement, each party has agreed to vote any shares of the Company’s capital stock held by it to, among other things, approve this Proposal No. 4 and approve the increase in the Company’s authorized capital as described in Proposal No. 3.

          Rights Agreement. In November 2001, the Company entered into a Rights Agreement with Equiserve Trust Company, N.A., the Company’s transfer agent at such time, as amended by the Rights Agent Appointment and Amendment No. 1 to Rights Agreement (appointing American Stock Transfer and Trust Company as rights agent) and the Amendment No. 2 to Rights Agreement (collectively, the Rights Agreement). In connection with the Transaction, on March 20, 2005, the Company entered into an Amendment No. 3 to Rights Agreement with American Stock Transfer and Trust Company to provide that the Notes, the Warrants and the additional investment rights to be issued in connection with the Transaction will not be deemed “beneficially owned” by their holders for the purposes of the Rights Agreement, including the determination of whether or not a person has become an “acquiring person” under the Rights Agreement.

          Anti-dilution Provisions of the Notes and the Warrants. If the Company issues or sells, or pursuant to the Notes and Warrants is deemed to have issued or sold, any shares of Common Stock (excluding certain issuances or sales described below) for a price per share less than the conversion price (in the case of the Notes) or the Exercise Price (in the case of the Warrants) in effect immediately prior to such issue or sale (a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the conversion prices or the Exercise Price (or both) then in effect shall be reduced to an amount equal to the product of (A) the conversion price or the Exercise Price, respectively, in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the conversion price or the Exercise Price, respectively, in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock deemed outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the conversion price or the Exercise Price, respectively, in effect immediately prior to such Dilutive Issuance by (II) the number of shares of Common Stock deemed outstanding immediately after such Dilutive Issuance.

          In addition, in the case of the Warrants, upon an adjustment of the Exercise Price as described above, the number of shares of Common Stock received upon exercise of the Warrants shall be adjusted to the number of shares of Common Stock determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock acquirable upon exercise of the Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

          The anti-dilution provisions above do not apply to certain “excluded securities,” including securities issued in connection with employee benefit plans, upon conversion of the Notes or the exercise of the Warrants, as payment of interest on the Notes, pursuant to certain underwritten public offerings, pursuant to certain acquisitions by the Company, or upon the conversion of certain options or convertible securities.

Vote Required

          The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and voting at the Special Meeting will be required to approve this Proposal No. 4. Abstentions will have the same effect as an “Against” vote. Broker non-votes are not counted for any purpose in determining whether this proposal has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF COMMON STOCK IN CONNECTION WITH A FINANCING TRANSACTION.

STOCKHOLDER PROPOSALS/STOCKHOLDER NOMINATIONS FOR DIRECTOR

          Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the Company’s 2006 Annual Meeting of Stockholders must be received by the Company not later than July 6, 2006 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

          The Board of Directors does not currently have a nominating committee or a committee performing the functions of a nominating committee. Stockholders wishing to directly nominate candidates for election to the Board of Directors (“Director Nominations”) and for the conduct of other business to be brought before an annual meeting (“Other Business”), must do so in accordance with the Company’s Certificate of Incorporation and Bylaws.

          To be timely, notice of Director Nominations to be brought before an annual meeting or special meeting must be received by the Company, at the address set forth below, not earlier than ninety nor later than sixty days prior to the first anniversary of the preceding year’s annual meeting or, if the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary, such notice must be received not earlier than ninety days prior to such annual meeting and not later than the later of (1) the sixtieth day prior to the annual meeting or (2) the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made, whichever occurs first. The Certificate of Incorporation also provides that notice of Director Nominations of any candidate for director shall include certain information with respect to a proposed nominee, including (without limitation) information as to such nominee’s business background, relationships with stockholders and certain other parties, and share ownership in the Company.

          To be considered by the independent directors, a Director Nomination must comply with the requirements for a stockholder proposal specified in the SEC’s Rule 14a-8 and must be accompanied by a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve, if elected.

          To be timely, notice of Other Business to be brought before an annual meeting or special meeting must be received by the Company, at the address set forth below, not later than ninety days prior to the meeting date or, if less than one hundred days notice or prior public disclosure of the date of the meeting is given to or made to stockholders, notice of Other Business must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting or special meeting was mailed or made public.

          Stockholder proposals for Other Business or Director Nominations should be mailed to C.W. Smith, Vice President, Corporate Controller and Secretary, Verilink Corporation, 127 Jetplex Circle, Madison, Alabama 35758-8989.

HOUSEHOLDING OF PROXY MATERIALS

          The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

          This year, a number of brokers with account holders who are Verilink Corporation stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker; direct your written request to 127 Jetplex Circle, Madison, Alabama 35758-8989, Attn: Corporate Secretary or contact C. W. Smith, Vice President, Corporate Controller and Secretary, at 256.327.2204. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

          The Board of Directors knows of no other business at this time which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

          It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.

By Order of the Board of Directors,

Leigh S. Belden
President, Chief Executive Officer and Director

November 4, 2005
Centennial, Colorado

EXHIBIT A

CERTIFICATE OF AMENDMENT TO AMENDED
AND RESTATED CERTIFICATE OF INCORPORATION

          Paragraph A of Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended and restated to read in its entirety as follows:

          “          A.          The total number of shares of all classes of stock which the Corporation shall have authority to issue is sixty-one million (61,000,000), consisting of:

                                   (1)          one million (1,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and

                                   (2)          sixty million (60,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).      “

[FORM OF FRONT OF PROXY CARD]

PROXY

VERILINK CORPORATION
11551 E. Arapahoe Road, Suite 150
Centennial, Colorado 80112-3833

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON NOVEMBER 30, 2005

          The undersigned hereby appoints LEIGH S. BELDEN and TIMOTHY R. ANDERSON as Proxies, or either of them, with full power of substitution, and hereby authorizes them to vote, as designated below, all shares (unless a lesser number is specified on the other side) of Common Stock of Verilink Corporation (the “Company”) that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on November 30, 2005 at the Company’s offices at 11551 E. Arapahoe Road, Suite 150, Centennial, Colorado 80112-3833 at 9:00 a.m. local time, and any adjournment or postponement thereof.

          The shares represented by this proxy will be voted as directed by the undersigned stockholder.  If no direction is given, such shares will be voted FOR each of Proposals 1 through 4 and in the discretion of the proxy holder(s) with respect to other matters properly brought before the meeting, including any adjournments thereof.

(Continued and to be SIGNED on the Next Page)

The Board of Directors recommends a vote FOR each of Proposals 1, 2, 3 and 4.

Please mark and date the proxy and sign your name as it appears hereon. If executed by a corporation, a duly authorized officer must sign by name and title. Executors, administrators, and trustees must so indicate when signing. If shares are held jointly, EACH holder must sign.

				Dated	______________________________, 2005

_______________________________________

_______________________________________
Signature(s) of Stockholder(s)
No. 1	Proposal to elect Leigh S. Belden and Steven C. Taylor as Class III directors of the Company.

	For	Withheld
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)
	☐	☐

No. 2	Proposal to ratify and approve the appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent registered public accounting firm for the 2006 fiscal year.

	For	Against	Abstain

	☐	☐	☐

No. 3	Proposal to approve the amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 40,000,000 to 60,000,000 shares.

	For	Against	Abstain

	☐	☐	☐

No. 4

Proposal to approve the potential issuance of shares of common stock (i) upon the conversion of convertible notes and the exercise of warrants issued and issuable pursuant to a private financing completed in March 2005 and (ii) in satisfaction of certain principal and interest payment obligations under such convertible notes.

	For	Against	Abstain

	☐	☐	☐